Exhibit (m)(2)

AMENDED AND RESTATED APPENDIX A
to the Service and Distribution Plan Under Rule 12b-1 of Centre Funds
(as approved by the Board on December 8, 2014 and July 20, 2016)

Centre American Select Equity Fund – Investor Class Shares
Centre Global ex-U.S. Select Equity Fund – Investor Class Shares
Centre Multi-Asset Real Return Fund – Investor Class Shares
Centre Active U.S. Treasury Fund – Investor Class Shares
Centre Active U.S. Tax Exempt Fund – Investor Class Shares
Centre Global Infrastructure Fund – Investor Class Shares